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                                                        Exhibit Number (10)(xix)
                                                        To 1998 Form 10-K

                          NORTHERN TRUST CORPORATION
                  1997 STOCK PLAN FOR NON-EMPLOYEE DIRECTORS
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1.   Purpose. The purpose of the Northern Trust Corporation 1997 Stock Plan for
     Non-Employee Directors ("the Plan") is to attract and retain well-qualified persons to serve as directors of Northern Trust Corporation (the "Corporation") and to provide incentive to such directors to work for the long-term best interests of the Corporation and its stockholders.

2. Eligibility. Participation in this Plan is limited to persons who serve as directors of the Corporation and who are not employees of the Corporation or any subsidiary of the Corporation ("Non-Employee Directors").

3. Shares Subject to the Plan. Shares of Common Stock, $1.66 2/3 par value per share ("Common Stock") subject to the Plan shall be either authorized but unissued shares or treasury shares of the Corporation. The Corporation shall reserve such number of shares of Common Stock as may be issuable under the Plan.

4. Grants of Stock. On the date of each annual stockholder meeting of the Corporation to be held in 1997, 1998 and 1999, and without any further action of the Board of Directors, there shall be granted to each Non-Employee Director of the Corporation who is elected as a director by the stockholders of the Corporation at such meeting 500 shares of Common Stock of the Corporation.

     Subject to the provisions of The Northern Trust Corporation 1997 Deferred Compensation Plan for Non-Employee Directors, shares granted hereunder shall be registered in the name of the Non-Employee Director and certificates representing such shares shall be distributed promptly to each Non-Employee Director.

5. Adjustment Provisions. In the event of any change in the number or nature of outstanding shares of Common Stock of the Corporation by reason of a recapitalization, merger, consolidation, dividend, split, combination of shares or any other change in the corporate structure or shares of Common Stock of the Corporation, the Board of Directors of the Corporation will make appropriate adjustments in the number of shares available for distribution pursuant to the provisions of this Plan and the number of shares that may be awarded to each participant under the Plan.

6. No Obligation to Reelect. Nothing in this Plan shall be deemed to create an obligation on the part of the Board of Directors to nominate any director for reelection by the Corporation's stockholders or to fill a vacancy upon action of the Board of Directors.

7.   Administration of the Plan. This Plan shall be administered by the
     Secretary of the Corporation.
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8.   Amendment or Termination of the Plan. The Corporation reserves the right to amend, modify or terminate this Plan by action of its Board of Directors, provided that no such amendment or modification shall be effected more often than once every six months, other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, or the rules thereunder, and provided further that no such amendment, modification, or termination shall adversely affect any rights of Non-Employee Directors with respect to grants of Common Stock made pursuant to this Plan prior to such action.

9. Taxes. A Non-Employee Director may pay any applicable taxes due with respect to any shares awarded under this Plan in cash or in stock, either by having the Corporation withhold a portion of the shares otherwise distributable or by delivering to the Corporation shares otherwise owned by the Non-Employee Director.

10. Applicable Law. All questions pertaining to the validity, construction and administration of the Plan and the shares of Common Stock granted hereunder shall be determined in conformity with the laws of the State of Delaware.